EXHIBIT 5

[LETTERHEAD OF ARIAS, FABREGA & FABREGA APPEARS HERE]

December 19, 2006

Willbros Group, Inc.

Plaza 2000 Building

50th Street, 8th Floor

P.O. Box 0816-01098

Panama, Republic of Panama

Re:	Willbros Group, Inc. – Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as Panamanian counsel for Willbros Group, Inc., a Republic of Panama corporation (the “Company”), in connection with the registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), of the resale from time to time by certain stockholders of the Company of up to (i) 3,722,360 shares (the “Shares”), of the Company’s common stock, par value $.05 per share (the “Common Stock”), and (ii) 558,354 shares of Common Stock (the “Warrant Shares”), which are initially issuable upon exercise of warrants issued by the Company (the “Warrants”), as described in the Company’s Registration Statement on
Form S-1, filed with the Securities and Exchange Commission with respect to the Shares and Warrant Shares (the “Registration Statement”).

We have examined (i) the Amended and Restated Articles of Incorporation and the Restated Bylaws of the Company, (ii) the Registration Statement and (iii) the Securities Purchase Agreement dated as of October 26, 2006 among the Company and the investors listed on the Schedule of Buyers attached thereto. In addition, we have (a) examined such certificates of public officials and of corporate officers and directors and such other documents and matters as we have deemed necessary or appropriate, (b) relied upon the accuracy of facts and information set forth in all such documents, and (c) assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals, from which all such copies were made.

ARIAS, FABREGA & FABREGA

Willbros Group, Inc.

December 19, 2006

Based on the foregoing and subject to the other qualifications and limitations stated herein, to the extent that the laws of the Republic of Panama apply to the matters addressed herein, we are of the opinion that:

1.    The Shares have been duly authorized and are validly issued, fully paid and non-assessable shares of Common Stock of the Company.

2.    The Warrant Shares have been duly authorized, and when certificates representing the Warrant Shares have been delivered to and paid for in the circumstances contemplated by the Warrants, the Warrant Shares will be validly issued, fully paid and non-assessable shares of Common Stock of the Company.

3.    The discussion set forth under the heading “Material U.S. Federal and Panamanian Income Tax Consequences—Panamanian Tax” in the Registration Statement constitutes our opinion as to the material Panamanian income tax consequences applicable to the Company and a holder of the Shares or Warrant Shares.

We are licensed to practice in the Republic of Panama, and we express no opinion as to the laws of any jurisdiction other than the Republic of Panama.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Registration Statement and the Prospectus constituting a part thereof under the captions “Material U.S. Federal and Panamanian Income Tax Consequences,” “Legal Matters,” “Enforceability of Civil Liabilities Under the Federal Securities Laws” and “Item 14 – Indemnification of Directors and Officers.” In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours, ARIAS, FABREGA & FABREGA

/s/ LeRoy W. Watson III
LeRoy W. Watson III